Exhibit 99.1
news release
QLT ANNOUNCES PRELIMINARY FINDINGS FROM PHASE II CLINICAL TRIAL
OF LEMUTEPORFIN-INJECTABLE IN BPH

Primary Endpoint Not Achieved At Three Months

For Immediate Release	February 14, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that a Phase II clinical trial of lemuteporfin-injectable in patients with benign prostatic hyperplasia (BPH) did not meet the study’s primary efficacy objective at three months. While the decrease in AUA (American Urological Association) Symptom Score was consistent with that seen after other minimally invasive therapies there was no significant difference between treatment and sham-control groups.
“The preliminary result of this trial does not support initiation of Phase III clinical trials of lemuteporfin in BPH at this time,” commented Bob Butchofsky, QLT’s acting Chief Executive Officer. “We intend to complete the analysis of the data, including the six-month measurements, in order to determine the best path forward.”
QLT will discuss these results on Wednesday, February 22, 2006, at 8:30 a.m. ET (5:30 a.m. PT) during its previously scheduled investor conference call to discuss year-end results and 2006 guidance. The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-525-6384 (North America) or 780-409-1668 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-695-1018 (North America) or 402-220-1753 (International), access code 9614255.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and constitute “forward-looking information” of QLT within the meaning of the Securities Act (Ontario), which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.